EXHIBIT 14.1

REVELATION BIOSCIENCES, INC.

CODE OF BUSINESS CONDUCT AND ETHICS

I.
INTRODUCTION

(February 1, 2022)

This Code of Business Conduct and Ethics (this “Code”) provides a general statement of the expectations of Revelation Biosciences, Inc. (the “Company”) regarding the ethical standards to which each director, officer and employee should adhere while acting on behalf of the Company. You are expected to read and become familiar with the ethical standards described in this Code and will be required, from time to time, to affirm your agreement to adhere to such standards by signing the Compliance Certificate that appears at the end of this Code.

We are proud of what the Company has accomplished to date, and your commitment to continued excellence is crucial as our company changes and grows. We expect all individuals associated with the Company to conduct themselves with the highest degree of honesty and integrity at all times.

This Code should be read in conjunction with our other policies and procedures, including our Employee Handbook, copies of which are available from Human Resources. This Code is not a substitute for those other documents. Instead, this Code should be viewed as a general statement of the guiding principles that should help you keep our core values in mind as you conduct business on behalf of the Company.

We consider any violation of this Code to be a serious breach of our trust, and any violation will result in disciplinary action, up to and including termination. Similarly, if you are aware of someone’s violation of this Code, you have a duty to report the violation in accordance with the procedure detailed below. We depend on your commitment to protect our culture and values and will view your reporting of violations in that context.

While this Code covers multiple scenarios and activities, it cannot possibly address every challenging situation that could arise. Therefore, if you are faced with an issue that you feel may not be covered specifically by this Code, and are making a decision to act, please keep the following in mind:

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Consider whether your actions would conform to the intent of the Code.

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Consider whether your actions could create even a perception of impropriety.

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Make sure you have all of the relevant facts.
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Consider discussing the matter with your supervisor, as applicable, or reporting the matter anonymously as described below.

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Seek help. It is always better to seek assistance before you act, rather than making a preventable mistake.

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II.
REPORTING VIOLATIONS

If you know or reasonably believe that there has been a violation of this Code or any other illegal behavior, you must report such violation or illegal behavior to your supervisor, Human Resources (“HR”) or the Chief Financial Officer (“CFO”). Additionally, employees, consultants and others may report any violations of this Code or any other illegal behavior anonymously through the Company’s whistleblower hotline.

Phone: (858) 255-0017

Such complaints will be directed to the Company’s CFO. However, if the complaint involves CFO, or otherwise gives rise to a conflict of interest, such complaints will be directed to the Company’s Audit Committee and/or outside counsel. The Company’s outside counsel contact is Joseph Galda (jpgalda@jpgaldaco.com) of J.P. Galda & Co.

Failure to report a known or suspected violation of this Code is itself a violation, and may result in disciplinary action up to, and including, termination.

Any director, officer or employee who obtains information about a Code violation or illegal act has the responsibility to report the matter immediately to one of the above individuals. The Company will not discharge, demote, suspend, threaten, harass or in any manner discriminate or tolerate discrimination or retaliation against any director, officer or employee for reporting, in good faith, a potential violation, and any supervisor intimidating or imposing sanctions on any such person for reporting a matter in good faith will be disciplined.

III.
PERSONAL RESPONSIBILITY AND INTEGRITY
1.
Confidential Information and Privacy

The Company holds many types of confidential information that must be carefully safeguarded. Protecting this information is essential to maintaining our relationships with our suppliers, customers, and other business partners. In addition, Company information, which includes confidential information and third-party information the Company has a duty to keep confidential (such as patient and employee health information), should not be used other than for its intended use, and documents including such information should be disposed of properly and should not be copied or removed from the work area, except as required for job performance. Company information should never be disclosed to outsiders without specific approval by the Company.

Confidential information includes:

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information marked “Confidential,” “Private,” “For Internal Use Only,” or with a similar legend;

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technical or scientific information relating to current and future product candidates, services, or research;

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business or marketing plans or projections;

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earnings and other internal financial data;

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personnel information;

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other non-public information that, if disclosed, might be of use to the Company’s competitors or harmful to the Company or its business partners; and

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other non-public information that, if disclosed, would violate federal or state securities laws.

2.
Use of Company Systems

The data and other information you use, send, receive, and store on the Company’s telecommunications equipment (including email, voicemail, and the internet) are business records owned by the Company. Therefore, subject to applicable laws and regulations, the Company has the right to access, read, monitor, inspect, review and disclose the contents of, postings to and downloads from all of the Company’s information systems. In addition, your use of the Company’s systems and equipment reflects on the Company as a whole, and at no time may you use the Company systems or equipment to view, access, store, share, or send illegal, derogatory, harassing or inappropriate information, including obscene, racist, or sexually explicit information, or engage in any activity that violates the intellectual property rights of others. We strongly encourage all directors, officers and employees to avoid references to the Company on social networking sites or other Internet based communications sites. Please refer to our Employee Handbook, which is incorporated herein by reference, for additional information.

3.
Conflicts of Interest

Directors, officers, and employees should avoid activities that create or give the appearance of a conflict of interest between their personal interests and the Company’s interests. A conflict of interest exists when a personal interest or activity of a director officer or employee could influence or interfere with that person’s performance of duties, responsibilities, or commitments to the Company. A conflict of interest also exists when a director, officer or employee (or member of his or her family) receives an improper personal benefit as a result of his or her position at the Company. Below are some examples that could result in a conflict of interest.

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be a consultant to, or a director, officer, or employee of, or otherwise operate an outside business that is a significant competitor, supplier, or customer of the Company;
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be a consultant to, or a director, officer, or employee of, or otherwise operate an outside business if the demands of the outside business would materially interfere with the director’s, officer’s, or employee’s responsibilities to the Company;
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take personal advantage or obtain personal gain from an opportunity learned of or discovered during the course and scope of your employment when that opportunity or discovery could be of benefit or interest to the Company;

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have significant financial interest, including direct stock ownership, in any outside business that does or seeks to do a material amount of business with the Company;

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seek or accept any personal loan or services from any such outside business, except from financial institutions or service providers offering similar loans or services to third parties under similar terms in the ordinary course of their respective businesses;

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accept any personal loan or guarantee of obligations from the Company, except to the extent such arrangements are legally permissible; or

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conduct business on behalf of the Company with immediate family members, which include spouses, children, parents, siblings, and persons sharing the same home whether or not legal relatives.

Whether or not a conflict of interest exists or will exist can be unclear. Persons other than directors and executive officers who have questions about a potential conflict of interest or who become aware of an actual or potential conflict should discuss the matter with their supervisor, as applicable, or the CFO. Directors and executive officers must consult and seek prior approval of potential conflicts of interest exclusively from the Audit Committee.

For avoidance of doubt, a director affiliated with an investment firm shall not be presumed to have a conflict of interest due to such investment firm or the director acting on its behalf conducting normal activities.

4.
Proper Use of Company Assets

The Company’s assets shall be used for their intended business purposes. Personal use of the Company’s funds or property, including charging personal expenses as business expenses, inappropriate reporting or overstatement of business or travel expenses, and inappropriate usage of company equipment or the personal use of supplies or facilities without advance approval from an appropriate officer of the Company shall be considered a breach of the Code.

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IV.
LEGAL REQUIREMENTS
1.
Regulatory Compliance

As participants in the heavily regulated biotechnology industry, adherence to regulatory compliance principles and procedures is among our highest priorities.

We have a goal of developing product candidates of the highest quality possible. We also are sensitive to the special considerations involved in conducting clinical research. Therefore, we have developed policies and procedures to ensure that this research is conducted effectively and legally. This means that our clinical research procedures must abide by applicable regulatory requirements and be conducted with respect for the research participants involved.

2.
Gifts

It is against the Company policy for a director, officer or employee of the Company to offer anything of value to an existing or potential clinical investigator, IRB, patient or other party that would inappropriately influence the design, conduct, enrollment or outcome of clinical studies. Similarly, it is against the Company policy for a director, officer or employee to offer anything of value to an existing or potential customer that would inappropriately influence that consumer to select a Company product.

There are similar concerns involving potential conflicts of interest in other external business relationships. Generally, giving or receiving gifts, meals, or entertainment involving our external business relationships should meet all of the following criteria:

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they do not violate applicable law or fail to comply with the Company policy;

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they do not constitute a bribe, kickback, or other improper payment;

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they have a valid business purpose;

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they are appropriate as to time, place, and value (modest; not lavish or extravagant);

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they are infrequent; and

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they do not influence or appear to influence the behavior of the recipient.

Gifts of cash or marketable securities may not be given or accepted regardless of amount.

3.
Dealing with Government Officials

All dealings with government officials, including, but not limited to lobbying, political contributions to candidates, and meeting with government agencies, shall be in accordance with all applicable national, state, and local laws and regulations in each country in which the Company conducts business (and shall comply with the Foreign Corrupt Practices Act (the “FCPA”), as set forth below). No director, officer or employee shall offer or promise a payment or reward of any

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kind, directly or indirectly, to any federal, state, local, or foreign government official (i) for or because of an official act performed or to be performed by that official; or (ii) in order to secure preferential treatment for the Company or its employees. No director, officer or employee shall offer or promise any federal, state, local, or foreign government official gifts, entertainment, gratuities, meals, lodging, travel, or similar items that are designed to influence such officials. Further, because of the potential for misunderstanding, no director, officer or employee of the Company may confer gifts, special favors, gratuities, or benefits to such an official even if there is no matter pending before that official. The Company also strictly prohibits any director, officer or employee from making any payment or providing a thing of value if the person knows, or reasonably believes or suspects that any portion of the payment or thing of value will be offered, given or promised, directly or indirectly, to any government official.

It is our policy to cooperate fully with all legal and reasonable government investigations. Accordingly, the Company directors, officers and employees shall comply with any and all lawful requests from government investigators and, consistent with preserving the Company’s legal rights, shall cooperate in lawful government inquiries. No director, officer or employee shall make a false or misleading written or oral statement to a government official with regard to any matter involving a government inquiry into the Company matters.

Employees shall contact the CFO when presented with any such government request or inquiry prior to responding to such inquiry. Employees with questions about contacts with government officials should seek guidance from senior management. Officers and directors should contact the CFO prior to responding to any such inquiries.

4.
Foreign Corrupt Practices Act

All employees must comply with the FCPA, which sets forth requirements for the Company’s relationships with non-U.S. government representatives, which in many countries include individuals who would not be deemed government representatives in the U.S. (e.g., medical professionals and employees of educational institutions). It is important to note that these limitations apply with respect to a government representative at any level and not only with respect to senior or policy-making roles. As a U.S.-based company, the Company is required to adhere to all standards set forth in the FCPA regardless of the nationality or overseas location of the individual acting on behalf of the Company, whether an employee, officer or third party.

The FCPA requires that relations between U.S. businesses and foreign government representatives conform to the standards that exist in the United States, even if a different business ethic is prevalent in the other country. Accordingly, no employee or third-party person or enterprise acting on behalf of the Company, directly or indirectly, may offer a gift, payment or bribe, or anything else of value, whether directly or indirectly, to any foreign official, foreign political party or party official, or candidate for foreign political office for the purpose of influencing an official act or decision or seeking influence with a foreign government in order to obtain, retain, or direct business to the Company or to any person or to otherwise secure an improper advantage. In short, such activity cannot be used to improve the business environment for the Company in any way. Thus, even if such payment is customary and generally thought to be legal in the host country, it is forbidden by the FCPA and violates U.S. law, unless it is a reasonable and bona fide expenditure,

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such as entertainment or travel and lodging expenses, that is directly related to (a) the promotion, demonstration, or explanation of products or services or (b) the execution or performance of a contract with a foreign government or government agency, and the payment was not made for an improper purpose.

As in the case under U.S. law, even inexpensive gifts to government or political party officials, such as tickets to sporting events, may constitute a violation of the FCPA. If questions arise with respect to expenses to be incurred on behalf of foreign officials, consult with the CFO before the Company pays or agrees to pay such expenses.

Some “expediting” payments are authorized under the FCPA. Such payments must be directly related to non-discretionary conduct by lower level bureaucrats and unrelated to efforts by a company to obtain significant concessions, permits, or approvals. Examples include processing of visas and work orders, mail delivery, or loading and unloading of cargo. Such payments do not include payments of any kind relating to terms of continuing or new business agreements. Consult with the CFO prior to making or authorizing any proposed expediting payment.

A violation of the FCPA can result in criminal and civil charges against the Company, its officers, its managers, and the individuals involved in the violation, regardless of the person’s nationality or location.

5.
Inside Information

While at the Company, you may also come into contact with another form of information that requires special handling and discretion. Inside information is material, non-public information about the Company or another company that, if made public, would be reasonably expected to affect the price of a company’s securities or investment decisions regarding the purchase or sale of such securities. Employees must never use inside information to obtain any type of personal advantage, and should not disclose inside information to any third parties without the prior approval of senior management. For further discussion on our policy with respect to inside information, please review our Insider Trading Policy, which are incorporated herein by reference.

6.
Company Disclosure Obligations

The Company’s business affairs are also subject to certain internal and external disclosure obligations and recordkeeping procedures. As a public company, we are committed to abiding by our disclosure obligations in a full, fair, accurate, timely, and understandable manner. Only with reliable records and clear disclosure procedures can we make informed and responsible business decisions. When disclosing information to the public, it is our policy to provide consistent and accurate information. To maintain consistency and accuracy, specific company spokespersons are designated to respond to questions from the public. Only these individuals are authorized to release information to the public at appropriate times. All inquiries from the media or investors should be forwarded immediately to the CFO or Chief Executive Officer (“CEO”). The CFO or the CEO must approve all press releases, speeches, publications, or other official Company disclosures in advance.

Our internal control procedures are further regulated by the Sarbanes-Oxley Act of 2002 (the

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“Sarbanes-Oxley Act”). The Sarbanes-Oxley Act was a U.S. legislative response to events at public companies involving pervasive breakdowns in corporate ethics and internal controls over financial reporting. It was designed to rebuild confidence in the capital markets by ensuring that public companies are operated in a transparent and honest manner. Ensuring proper and effective internal controls is among the Company’s highest priorities.

We take seriously the reliance our investors place on us to provide accurate and timely information about our business. In support of our disclosure obligations, it is our policy to always:

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comply with generally accepted accounting principles;
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maintain a system of internal accounting and disclosure controls and procedures that provides management with reasonable assurances that transactions are properly recorded and that material information is made known to management;

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maintain books and records that accurately and fairly reflect transactions; and
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prohibit establishment of material undisclosed or unrecorded funds or assets.
7.
Environmental Matters

The Company is committed to operating its business in a manner that protects the environment as much as possible, and is further committed to compliance with all applicable environmental laws, regulations, and industry best practices, such as those that affect hazardous waste disposal, emissions, and water purity. You are expected to be aware of environmental issues and to maintain compliance with all internal environmental policies.

8.
Prohibition Against Discrimination; Equal Opportunity Employment

The Company is committed to maintaining the highest integrity in our work environment. Our employees must comply with all applicable employment laws and our policies addressing workplace conduct. We base hiring, promotions, and performance management decisions on qualifications and job performance. The Company’s policy is to treat each employee and job applicant without regard to race, color, age, sex, religion, national origin, sexual orientation, ancestry, veteran status, or any other category protected by law. Employees must refrain from acts that are intended to cause, or that do cause, unlawful employment discrimination. The Company also accommodates qualified disabled employees and applicants consistent with applicable laws.

The Company prohibits harassment in the workplace, including but not limited to sexual harassment. Consistent with this policy, we will not tolerate harassment by any of our employees, customers, or other third parties. Harassment includes verbal or physical conduct which threatens, offends, or belittles any individual because of his or her gender, race, color, age, religion, national origin, sexual orientation, ancestry, veteran status, or any other category protected by law, as well as other acts such as micro-aggressions that creates a hostile work environment. Retaliation against an employee for alleging a complaint of harassment or discrimination or for participating in an investigation relating to such a complaint will also not be tolerated. Please refer to our Employee

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Handbook, which is incorporated herein by reference, for more information, including procedures for reporting incidents of harassment to management.

9.
Health and Safety

The Company is committed to providing a safe and healthy work environment for its employees, and all other individuals working on behalf of the Company. The Company also recognizes that the responsibilities for a safe and healthy work environment are shared with you. The Company will continue to establish and implement appropriate health and safety policies that managers and their employees are expected to uphold at all times. Employees are expected to conduct their work in a safe manner in compliance with all the Company policies, and report all safety or health concerns to your manager or Human Resources.

Part of providing a safe and healthy environment is the prohibition of illegal drugs or alcohol (except when alcohol is pre-approved for special Company-sponsored events) on the premises. Individuals who consume alcohol at such events do so at their own risk. In addition, you are expected to avoid excessive consumption of alcohol at any the Company-sponsored event, and will be asked to leave an event at which you are violating this requirement. You also may be subject to other disciplinary measures.

V.
AMENDMENTS AND WAIVERS OF THIS CODE

This Code applies to all the Company employees, officers, and directors. Please contact the CFO if you believe that a waiver under a provision of this Code is warranted. There shall be no substantive amendment or waiver of any provision of this Code except by a vote of the Board of Directors or the Audit Committee of the Board of Directors, which will ascertain whether an amendment or waiver is appropriate and ensure that any amendment or waiver is accompanied by appropriate controls designed to protect the Company. In the case of non-officer employees or consultants of the Company, waivers may also be approved by the CEO. Any such waiver of a provision of this Code shall be evaluated to determine whether timely public disclosure of such waiver is required under the rules and regulations of the Securities and Exchange Commission or applicable exchange listing standards.

The Company reserves the right to amend any provision of this Code at any time, subject to the requirements for approval set forth above.

This Code is not an employment contract. By issuing this Code, the Company has not created any contractual rights.